                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 July 10, 2001
               Date of Report (Date of earliest event reported):

                                 NOVELL, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                      0-13351                 87-0393339
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)

                            1800 South Novell Place
                               Provo, Utah 84606
                   (Address of principal executive offices)

                                (801) 429-7000
              Registrant's telephone number, including area code

                                Not Applicable
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Effective July 10, 2001, Novell, Inc., a Delaware corporation ("Novell"), acquired Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation ("Cambridge"), pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of March 12, 2001, as amended as of May 24, 2001, among Novell, Cambridge and Ceres Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Novell ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub merged with and into Cambridge with Cambridge surviving as a wholly-owned subsidiary of Novell.

     At the effective time of the acquisition holders of outstanding shares of Cambridge common stock received, in exchange for each share of Cambridge common stock held by them, 0.668 of a share of Novell common stock.

     Jack L. Messman, president and chief executive officer of Cambridge was named president and chief executive officer of Novell. Ron Foster, vice president finance and corporate controller at Novell was named vice president and chief financial officer of Novell. In addition, James D. Robinson, III and Dr. John W. Poduska, Sr. were appointed to the Board of Directors of Novell.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired.

          (i) The consolidated financial statements of Cambridge as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000, 1999 and 1998, are incorporated by reference herein from Cambridge's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended (file number 0-21040).

          (ii) The unaudited consolidated financial statements of Cambridge as of March 31, 2001 and for each of the three month periods ended March 31, 2001 and 2000 are incorporated by reference herein from Cambridge's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     (b)  Pro Forma Financial Information

   NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     On July 10, 2001, Novell, Inc. acquired Cambridge Technology Partners (Massachusetts), Inc. and Cambridge became a wholly owned subsidiary of Novell. Under the merger agreement each share of Cambridge common stock issued and outstanding immediately prior to the effective date was cancelled and converted into the right to receive 0.668 of a share of Novell common stock. All outstanding stock options of Cambridge were terminated and Novell did not assume the Cambridge stock option plans. As of April 30, 2001, there were 63,532,722 shares of Cambridge common stock issued and outstanding that were convertible into 42,439,859 shares of Novell common stock. The merger is being accounted for using the purchase method of accounting. The Unaudited Pro Forma Combined Condensed Financial Statements have been prepared on the basis of assumptions described herein.

  What these pro forma statements show

     The unaudited pro forma combined condensed financial statements give effect to the merger using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 and the six months ended April 30, 2001 assume the merger took place on November 1, 1999. The unaudited pro forma combined condensed balance sheet as of April 30, 2001 assumes the merger took place on that date.

     The unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 combine Novell's historical results of operations for the year ended October 31, 2000 with Cambridge's historical results of operations for the year ended December 31, 2000. The unaudited pro forma combined condensed statement of operations for the six months ended April 30, 2001 combine Novell's historical results of operations for the six months ended April 30, 2001 with Cambridge's historical results of operations for the six months ended March 31, 2001. The unaudited pro forma combined condensed balance sheet combines Novell's historical balance sheet as of April 30, 2001 with Cambridge's historical balance sheet as of March 31, 2001.

  Basis of Presentation

     The unaudited pro forma combined condensed financial statements reflect the Cambridge merger accounted for using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes thereto, including assumptions relating to the allocation of the amount of consideration paid to the assets and liabilities of Cambridge based upon preliminary estimates of their fair value. The actual allocation of the amount of consideration paid may differ from those assumptions after valuations and other procedures are performed after the closing is completed.

  Merger Charges

     Novell expects to incur liabilities for the estimated costs to be incurred as a result of the merger, such as costs resulting from vacating duplicate Cambridge facilities and reducing headcount. This liability is included as part of the allocation of the purchase price. The unaudited pro forma combined condensed balance sheet includes the effect of these charges. The unaudited pro forma combined condensed statements of operations do not reflect these charges because they are non-recurring. These charges will be reflected in Novell's fiscal 2001 consolidated financial statements.

  These pro forma unaudited combined condensed financial statements should be read with each company's financial statements

     The unaudited pro forma combined condensed financial data should be read in conjunction with the related notes included herein in this Current Report on Form 8-K and the consolidated audited and consolidated condensed unaudited financial statements of Novell and the consolidated audited financial statements of Cambridge, which are incorporated by reference in this Current Report on Form 8-K. The unaudited pro forma combined condensed financial data are not necessarily indicative of what the actual results of operations and financial position would have been had the Cambridge merger taken place on November 1, 1999 or April 30, 2001, and are not indicative of future results of operations or financial position.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             As of April 30, 2001
                                (in thousands)

                                                           Historical
                                                    ----------------------
                                                                                     Pro Forma             Pro Forma
                                                      Novell     Cambridge          Adjustments             Combined
                                                    ----------------------         -------------          ----------
ASSETS:
-------
Current assets:
  Cash and short-term investments................   $  638,607   $  64,313         $      --              $  702,920
  Receivables, net...............................      138,882      85,177                --                 224,059
  Inventories....................................        1,465          --                --                   1,465
  Prepaid expenses...............................       28,091      31,958           (15,422)(2)              44,627
  Deferred and refundable income taxes...........       55,473      25,518           (11,786)(7)              69,205
  Other current assets...........................       19,303      13,557            15,422 (2)              48,282
                                                    ----------   ---------         ---------              ----------
     Total current assets........................      881,821     220,523           (11,786)              1,090,558
Property, plant and equipment, net...............      276,291      38,978                --                 315,269
Long-term investments............................      362,695       7,098                --                 369,793
Deferred income taxes............................       19,442      33,938            (8,214)(7)              45,166
Other assets.....................................       28,774      10,886            90,462 (1)             130,122
                                                    ----------   ---------         ---------              ----------
     Total assets................................   $1,569,023   $ 311,423         $  70,462              $1,950,908
                                                    ==========   =========         =========              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
-------------------------------------
Current Liabilities:
  Accounts payable...............................   $   75,837   $  18,147         $   8,512 (4)          $  102,496
  Accrued compensation...........................       63,374          --            23,341 (3)              86,715
  Accrued marketing liabilities..................       12,876          --             1,000 (5)              13,876
  Other accrued liabilities......................       55,887      61,910           (32,853)(3)(4)(5)       129,144
                                                                                      44,200 (1)
Income tax payable...............................       15,136      21,955                --                  37,091
Deferred revenue.................................      200,282       3,731                --                 204,013
                                                    ----------   ---------         ---------              ----------
     Total current liabilities...................      423,392     105,743            44,200                 573,335
Other long-term liabilities......................           --       1,250                --                   1,250
Minority interests...............................       27,982          --                --                  27,982
Stockholders' equity:
  Common stock, par value........................       31,928         635             4,244 (1)
                                                                                        (635)(8)              36,172
  Additional paid in capital.....................        6,475     171,852           246,448 (1)
                                                                                    (171,852)(8)
                                                                                     (20,000)(7)             232,923

Retained earnings................................    1,099,271      45,887           (45,887)(8)           1,099,271
Accumulated other comprehensive loss.............       (8,047)    (12,510)           12,510 (8)              (8,047)
Unearned stock compensation......................      (11,978)     (1,434)            1,434 (8)             (11,978)
                                                    ----------   ---------         ---------              ----------
     Total stockholders equity                       1,117,649     204,430            26,262               1,348,341
                                                    ----------   - -------         ---------              ----------
     Total liabilities and stockholders' equity..   $1,569,023   $ 311,423         $  70,462              $1,950,908
                                                    ==========   =========         =========              ==========

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                           STATEMENTS OF OPERATIONS
                    For the Six Months Ended April 30, 2001
                   (in thousands, except per share amounts)

                                                                                           Pro Forma        Pro Forma
                                                                    Historical            Adjustments       Combined
                                                           ----------------------------   -----------       ---------
                                                             Novell           Cambridge
                                                           ---------          ---------   -----------       ---------
Net sales.........................................         $ 485,790          $241,537    $        --       $ 727,327
Cost of sales.....................................           132,054           146,084         60,520 (6)     338,658
                                                           ---------          --------    -----------       ---------
Gross profit......................................           353,736            95,453        (60,520)        388,669
Operating expenses:
  Sales and marketing.............................           239,953            36,064            500 (6)     276,517
  Product development.............................           104,051                --             --         104,051
  General and administrative......................            45,001           102,853        (61,020)(6)      86,834
  Goodwill amortization...........................                --                --         11,308 (10)     11,308
  Restructuring charge............................                --            16,000             --          16,000
                                                           ---------          --------    -----------       ---------
     Total operating expenses.....................           389,005           154,917        (49,212)        494,710
                                                           ---------          --------    -----------       ---------
Income (loss) from operations.....................           (35,269)          (59,464)       (11,308)       (106,041)
Other income (expense), net.......................          (114,360)           (3,104)            --        (117,464)
                                                           ---------          --------    -----------       ---------
Income (loss before taxes)........................          (149,629)          (62,568)       (11,308)       (223,505)
Income tax expense (benefit)......................            (1,592)          (21,899)            --         (23,491)
                                                           ---------          --------    -----------       ---------
  Income (loss, before cumulative effect of                $(148,037)         $(40,669)   $   (11,308)      $(200,014)
   change in accounting principle)................         =========          ========    ===========       =========

Weighted average shares outstanding:
  Basic...........................................           320,028                           42,440         362,468
  Diluted.........................................           320,028                           42,440         362,468
Income (loss) per share, before cumulative effect
 of change in accounting principle:
  Basic...........................................         $   (0.46)                                       $   (0.55)
                                                           =========                                        =========
  Diluted.........................................         $   (0.46)                                       $   (0.55)
                                                           =========                                        =========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      For the Year Ended October 31, 2000
                    (in thousands, except per share amounts)

                                                           Historical
                                                   --------------------------    Pro Forma      Pro Forma
                                                       Novell     Cambridge     Adjustments      Combined
                                                   --------------------------  -------------   -------------
Net sales.........................................   $1,161,735   $ 586,564      $ 36,500 (9)   $1,784,799
Cost of sales.....................................      327,398     341,703       141,005 (6)      810,106
                                                     ----------   ---------     -----------     ----------
Gross profit......................................      834,337     244,861      (104,505)         974,693
Operating expenses:
  Sales and marketing.............................      495,985      80,677         2,600 (6)      579,262
  Product development.............................      234,571          --            --          234,571
  General and administrative......................       87,471     249,667      (143,605)(6)      193,533
  Goodwill amortization...........................           --          --        22,616 (10)      22,616
  Restructuring charge............................       47,892      27,000            --           74,892
                                                     ----------   ---------   -----------       ----------
     Total operating expenses.....................      865,919     357,344      (118,389)       1,104,874
                                                     ----------   ---------   -----------       ----------
Income (loss) from operations.....................      (31,582)   (112,483)       13,884         (130,181)
Other income (expense):
  Other income, net...............................      102,254       8,595            --          110,849
  Gain (loss) on sale of division.................           --       7,661            --            7,661
                                                     ----------   ---------   -----------       ----------
     Total other income (expense).................      102,254      16,256            --          118,510
Income (loss) before taxes........................       70,672     (96,227)       13,884          (11,671)
Income tax expense (benefit)......................       21,202     (33,680)       12,921 (11)         443
                                                     ----------   ---------   -----------       ----------
     Net income (loss)............................   $   49,470   $ (62,547)  $       963       $  (12,114)
                                                     ==========   =========   ===========       ==========
Weighted average shares outstanding:
  Basic...........................................      326,621                    42,440          369,061
  Diluted.........................................      335,034                    34,027          369,061
Net income (loss) per share:
  Basic...........................................   $     0.15                                 $    (0.03)
                                                     ==========                                 ==========
  Diluted.........................................   $     0.15                                 $    (0.03)
                                                     ==========                                 ==========

  NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.   Basis of Presentation

     The unaudited pro forma combined condensed financial statements give effect to Novell's acquisition of Cambridge through a merger and exchange of shares. The merger is being accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Cambridge based on estimated fair value. The final allocation of the purchase price may differ from the preliminary allocations.
In the opinion of management, all adjustments necessary for a fair presentation of such unaudited pro forma combined financial statements have been made based on the terms and structure of the merger.

     The unaudited pro forma combined condensed consolidated balance sheet as of April 30, 2001 reflects the financial position of Novell after giving effect to the merger with Cambridge as if this merger occurred on April 30, 2001. The unaudited pro forma combined condensed financial statement of operations for the six month period ended April 30, 2001 includes the results for Novell for the six month period ended April 30, 2001 and the results for Cambridge for the six month period ended March 31, 2001. The unaudited pro forma combined condensed financial statement of operations for the year ended October 31, 2000 includes the results for Novell for the year ended October 31, 2000 and the results for Cambridge for the year ended December 31, 2000. Both of these statements assume the acquisition of Cambridge occurred at the beginning of the periods presented.

     As a result of Cambridge's acquisition of OSIX Pty. Ltd. in November 2000, Novell may be required to issue additional common stock with a fair value of up to 2 million Australian dollars at future dates if certain revenue and earnings targets are met. As a result of the contingent nature of this consideration, such amount is not included in the pro forma financial statements.

     Novell previously recognized revenue related to product sales to distribution channel partners upon shipment to the partner and provided a reserve for contractual return obligations and other estimated product returns. Effective November 1, 2000, Novell changed its method of accounting for revenue related to these product sales to recognize such revenues upon sell-through of the respective product from the distribution channel partner to the end user. Novell believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. The pro forma financial statements include an adjustment to present the accounting change as if it was made retroactively to prior periods.

     The pro forma adjustments are preliminary and based on management's estimates. Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, final adjustments may differ materially from those presented in these pro forma financial statements. These unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical annual and interim financial statements of Novell and annual financial statements of Cambridge that have been filed with the Securities and Exchange Commission, and which Cambridge financial statements are incorporated by reference within this document.

       NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS

2.   Purchase Price Allocation

     Under the merger agreement each share of Cambridge common stock issued and outstanding immediately prior to the effective date was cancelled and converted into the right to receive 0.668 of a share of Novell common stock. As of the date of acquisition, all outstanding stock options were terminated and Novell did not assume the Cambridge stock option plans. As of April 30, 2001, there were 63,532,722 shares of Cambridge common stock outstanding. Based on the
0.668 exchange ratio, these shares were convertible into 42,439,859 shares of Novell common stock. In order to calculate the fair value of the Novell stock issued, the Company utilized a stock price of $5.907 per share, which was based on an average closing price of Novell common stock for a period of three days before and three days after March 12, 2001, the date the merger was announced. Based upon this price and number of shares issued, the common stock consideration was estimated to be $250.7 million.

     The excess of the purchase price over the fair value of the net assets acquired will be allocated to goodwill and amortized over an estimated useful life of four years. Annual amortization is expected to be approximately $22.6 million per year.

     In December 2000, the Financial Accounting Standards Board (FASB) announced a major change in its approach to the accounting for goodwill as originally proposed in its 1999 Exposure Draft, Business Combinations and Intangible Assets. Under its current proposal, goodwill would not be amortized; instead, it would be reviewed for impairment when certain events indicate that goodwill is impaired. A final statement on business combinations was issued in July 2001 and will be effective for Novell in fiscal 2003.

     Below is a table of the estimated acquisition costs and purchase price allocation (in thousands):

                                                                                              Estimated
                                                                                           Acquisition Cost
                                                                                       -----------------------
Value of common stock issued........................................................           $250,692
Direct transaction costs............................................................             10,000
                                                                                               --------
   Total estimated acquisition costs................................................           $260,692
                                                                                               ========
Historical cost of net assets acquired of Cambridge at March 31, 2001...............           $204,430
Estimated costs to exit certain Cambridge activities................................            (24,000)
Liabilities related to involuntary employee termination benefits....................            (10,200)
Goodwill............................................................................             90,462
                                                                                               --------
   Total............................................................................           $260,692
                                                                                               ========

     Transaction costs include direct transaction costs consisting primarily of financial advisory services, legal, accounting and government filing fees. Estimated costs to exit certain Cambridge activities include costs to vacate facilities made duplicative by the merger. Novell expects that all duplicate facilities will be vacated within one year after consummation of the merger. The operating leases on these duplicate facilities have various termination dates through 2023. Liabilities related to

       NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS


involuntary employee termination benefits include amounts to be paid to Cambridge employees whose positions become redundant and relocation of Cambridge employees whose functions are being relocated to support a centralized infrastructure. The involuntary terminations and relocation benefits relate to employees across all functional organizations.

     Novell expects that a plan will be finalized in the quarter following consummation of the merger and initial execution of this plan will begin in the Novell's fourth fiscal quarter of 2001. Novell also expects the plan to be implemented within one year from the consummation of the merger.

     These acquisition costs are estimated and are subject to change as Novell may incur additional charges in subsequent quarters and actual costs associated with the transaction could be higher than estimated. There is no assurance that management will be successful in their efforts to integrate the operations of Cambridge.

     Tangible net assets of Cambridge acquired in the merger principally include cash, cash equivalents, and short-term investments, accounts receivable, and property, plant and equipment. Liabilities of Cambridge assumed in the merger primarily include accounts payable and other accrued liabilities.

     Federal and state tax laws impose a limitation on the future use of certain U.S. deferred tax attributes as a result of a change in ownership of a company. Accordingly, some or all of the deferred tax assets of Cambridge may be subject to a valuation allowance to reflect such limitations at the close of the acquisition. The amount of goodwill will be increased by any valuation allowance required.

3.   Pro Forma Net Loss Per Share

     The unaudited pro forma combined condensed statements of operations have been prepared as if the merger had occurred at the beginning of the periods presented. For the year ended October 31, 2000 and for the six months ended April 30, 2001, the pro forma net loss per share and loss per share before cumulative effect of accounting change, respectively, is based on the weighed average number of shares of Novell common stock outstanding during each period plus the number of shares of Novell common stock to be issued had the merger occurred on April 30, 2001.

4.   Pro Forma Adjustments

     Novell and Cambridge had some accounting policies and procedures that differed. These differences primarily related to classification of assets, liabilities and certain line items in the liabilities and statement of operations line items. The following pro forma adjustments include entries to account for the acquisition and to conform the two companies' accounting policies:

     (1) To account for the issuance of Novell common stock upon the completion of the merger, direct transaction costs, costs to be incurred for exit activities including

       NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS


     vacating Cambridge facilities and reducing headcount, and the recording of goodwill (see note 2).

(2) To reflect the reclassification of reimbursable expenses, advances, and other current assets from prepaid expenses to other current assets to conform to Novell's presentation.

(3) To reflect the reclassification of accrued salaries, vacation, bonuses and other payroll related items from other accrued liabilities to accrued compensation to conform to Novell's presentation.

(4) To reflect the reclassification of accrued accounts payable from other accrued liabilities to accounts payable to conform to Novell's presentation.

(5) To reflect the reclassification of marketing related liabilities from other accrued liabilities to accrued marketing liabilities to conform to Novell's presentation.

(6) To reflect the reclassification of certain operating costs from general and administrative costs to cost of sales and sales and marketing expenses to conform to Novell's presentation.

(7) To reverse stock option benefits, credited by Novell for the fiscal year ended October 31, 2000, to reflect current U.S. taxes, offset by Cambridge net operating losses, and to provide a valuation allowance for the related deferred tax assets.

(8) To reflect the elimination of the accounts that comprise Cambridge's stockholders' equity.

(9) To reflect the impact on fiscal 2000 revenue for the change in accounting principle adopted by Novell in the first quarter of fiscal 2001 (see note
     1).

(10) To record the amortization of goodwill recorded in conjunction with the merger. Goodwill is being amortized over four years.

(11) To adjust income tax expense based on income (loss) before taxes of the combined entities and deductible pro forma adjustments.

(c)  Exhibits

      Exhibit
      Number                     Description
      ------                     -----------

       2.1 Agreement and Plan of Reorganization, dated as of March 12, 2001, by and among Novell, Inc., Ceres Neptune Acquisition Corp. and Cambridge Technology Partners (Massachusetts), Inc., as amended by Amendment No. 1 dated as of May 24, 2001. (included as Annex A to the proxy statement-prospectus forming a part of the Registration Statement on Form S-4 of Novell, Inc. (File No. 333-59326) and incorporated herein by reference).

       23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2001                            NOVELL, INC.

                                                /s/ Joseph A. LaSala, Jr.
                                                ________________________________
                                                Joseph A. LaSala, Jr.
                                                Senior Vice President, General
                                                Counsel and Secretary

                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number    Description of Document
------    -----------------------

2.1 Agreement and Plan of Reorganization, dated as of March 12, 2001, by and among Novell, Inc., Ceres Neptune Acquisition Corp. and Cambridge Technology Partners (Massachusetts), Inc., as amended by Amendment No. 1 dated as of May 24, 2001. (included as Annex A to the proxy statement-prospectus forming a part of the Registration Statement on Form S-4 of Novell, Inc. (File No. 333-59326) and incorporated herein by reference).

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.